Exhibit 99.1

For additional information contact:

Tracy L. Keegan

Executive Vice President and

Chief Financial Officer

(904) 998-5501

Atlantic coast Financial CORPORATION REPORts record earnings

➢	second quarter 2015 earnings of $0.36 per diluted share
➢	Loan Growth Near 20% during first six months of 2015
➢	Margin, return on assets, AND return on equity expected to increase significantly in future quarters

JACKSONVILLE, Fla. (July 29, 2015) – Atlantic Coast Financial Corporation ("Atlantic Coast" or the "Company," NASDAQ: ACFC), the holding company for Atlantic Coast Bank (the "Bank"), today reported earnings per diluted share of $0.36 and $0.39 for the second quarter and first six months of 2015, respectively, up from $0.02 and $0.03 for second quarter and first six months of 2014, respectively. This marked the sixth consecutive profitable quarter for the Company following its successful capital raise in December 2013.

Commenting on the second quarter and first half of 2015, John K. Stephens, Jr., President and Chief Executive Officer, said, "We are pleased to report another solid quarterly performance for Atlantic Coast, marked by attractive loan growth and sound credit quality, notable interest income growth, and continued improvement in our interest margin. Together, these factors contributed to ongoing profitability for our company and its shareholders. Atlantic Coast is now stronger than ever as a result of the hard work and dedication of our team members as we have pursued our ambitious goals, and I am particularly proud of what our team has accomplished over the past six months."

Stephens added, "Additionally, we previously announced a transaction reversing an $8.5 million valuation allowance associated with our deferred tax asset during June. At the same time, we announced the prepayment or restructure of $166.3 million of our debt, and anticipated these transactions would result in a net gain of $3.4 million in the second quarter. However, one of our existing counterparties subsequently presented us with an alternative for short-term debt, which enabled us to restructure approximately $60.0 million of the debt that we had previously anticipated prepaying. Although the overall impact of the transaction remains the same, the initial gain is larger than anticipated at $5.3 million, with approximately $1.9 million in prepayment penalties, net of tax, deferred over the next 12 months."

Significant highlights of the second quarter and first half of 2015 include:

•	Net income totaled $5.6 million, or $0.36 per diluted share, for the quarter ended June 30, 2015, compared to $0.2 million, or $0.02 per diluted share, for the quarter ended June 30, 2014. Net income improved to $6.0 million or $0.39 per diluted share for the first six months of 2015, compared with $0.4 million or $0.03 per diluted share for the first six months of 2014.

•	Net income for the second quarter and first half of 2015 included the positive impact of the reversal of a valuation allowance against the Company's deferred tax asset, which affected the income tax benefit by $8.5 million for the second quarter and first six months of 2015. This was offset partially by penalties totaling $5.2 million, pre-tax, associated with the prepayment of some of the Company's wholesale debt during the second quarter of 2015. Together, these transactions added approximately $5.3 million, or $0.34 per diluted share, to net income for the second quarter and first half of 2015.

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ACFC Reports Second Quarter Results

July 29, 2015

•	Interest spread and interest margin improved to 2.68% and 2.81%, respectively, for the three months ended June 30, 2015, from 2.40% and 2.59%, respectively, for the same period last year, and improved to 2.52% and 2.72%, respectively, for the six months ended June 30, 2015, from 2.30% and 2.51%, respectively, for the same period last year. The Company's successful efforts in June 2015 to lower the effective interest rate on its wholesale debt are expected to reduce interest expense going forward by approximately $2.2 million over the next 12 months and approximately $5.0 million annually thereafter (assuming interest rate stability), which will have a corresponding positive impact on net interest margin, reducing the weighted-average interest rate on the wholesale debt to approximately 1.95%, down from a weighted-average interest rate of approximately 4.05% prior to the debt restructuring.

•	Total loans (including portfolio loans, loans held-for-sale, and warehouse loans held-for-investment) increased to $583.3 million at June 30, 2015, from $488.1 million at December 31, 2014, with contributions coming from all lines of business.

•	Nonperforming assets, as a percentage of total assets, decreased to 0.97% at June 30, 2015 from 1.20% at December 31, 2014, and 1.33% at June 30, 2014.

•	Total assets increased to $810.4 million at June 30, 2015, compared with $706.5 million at December 31, 2014, primarily due to an increase in loans during the first six months of 2015, which was primarily funded by deposits and Federal Home Loan Bank ("FHLB") advances.

•	The Company's ratios of total risk-based capital to risk-weighted assets and Tier 1 (core) capital to adjusted total assets were 14.74% and 9.69%, respectively, at June 30, 2015, and each continued to exceed the levels – 10% and 5%, respectively – required for the Bank to be considered well-capitalized.

Tracy L. Keegan, Executive Vice President and Chief Financial Officer, added, "Our results of operations for the second quarter and first six months of the year were ahead of year-earlier periods. Additionally, with our recent work to revise the terms of our outstanding wholesale debt to provide a significant reduction in future interest expense, as well as significant margin expansion, we are encouraged about the prospects of additional bottom-line growth going forward. With this work behind us, and with the recent restoration of our deferred tax asset, we enter the second half of 2015 with good momentum and are excited about the opportunities ahead. Balance sheet management, of course, will continue to be a critical step in achieving our strategic goals."

Bank Regulatory Capital	At
Key Capital Measures	June 30, 2015	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014
Total risk-based capital ratio (to risk-weighted assets)	14.74%	15.86%	17.64%	17.83%	18.75%
Common equity tier 1 (core) risk-based capital ratio (to risk-weighted assets)	13.48%	14.61%	n/a	n/a	n/a
Tier 1 (core) risk-based capital ratio (to risk-weighted assets)	13.48%	14.61%	16.38%	16.58%	17.49%
Tier 1 (core) capital ratio (to adjusted total assets) *	9.69%	10.38%	10.35%	10.17%	10.17%

_________________________

* As a result of regulatory changes (Basel III), Tier 1 (core) capital to adjusted total assets was calculated using a period average based on balances as of June 30, 2015 and March 31, 2015. This ratio was calculated using a period end balance for all other periods presented.

The decrease in capital ratios as of June 30, 2015, compared with those as of June 30, 2014 and December 31, 2014, was primarily due to an increase in assets, which resulted in an increase in risk-weighted assets and adjusted total assets, partially offset by an increase in capital.

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ACFC Reports Second Quarter Results

July 29, 2015

Credit Quality	At
	June 30, 2015	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014
	(Dollars in millions)
Nonperforming loans	$3.9	$4.4	$4.5	$4.1	$4.0
Nonperforming loans to total portfolio loans	0.82%	0.94%	1.00%	0.95%	0.98%
Other real estate owned	$3.9	$4.2	$3.9	$5.3	$5.4
Nonperforming assets	$7.8	$8.6	$8.4	$9.4	$9.4
Nonperforming assets to total assets	0.97%	1.16%	1.20%	1.31%	1.33%
Troubled debt restructurings performing for less than 12 months under terms of modification	$6.0	$14.1	$13.8	$13.3	$13.1
Total nonperforming assets and troubled debt restructurings performing for less than 12 months under terms of modification	$13.8	$22.7	$22.2	$22.7	$22.5
Troubled debt restructurings performing for more than 12 months under terms of modification	$28.9	$22.1	$21.0	$24.4	$23.4

Overall, the Company's credit quality remains strong, as the number and balance of loans reclassified to nonperforming and other real estate owned ("OREO") has stabilized. Nonperforming assets declined at June 30, 2015, compared with those at June 30, 2014, as the disposition of OREO and net reductions to nonperforming loans during the 12-month period exceeded net transfers to OREO during the same period. Nonperforming assets declined at June 30, 2015, compared with December 31, 2014, as the net reductions to nonperforming loans and disposition of OREO during the 12-month period exceeded net transfers to OREO during the same period.

Provision / Allowance for Loan Losses	At and for the Three Months Ended			At and for the Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
	(Dollars in millions)
Provision for portfolio loan losses	$0.2	$0.2	$0.3	$0.4	$0.8
Allowance for portfolio loan losses	$7.4	$7.2	$7.0	$7.4	$7.0
Allowance for portfolio loan losses to total portfolio loans	1.53%	1.53%	1.69%	1.53%	1.69%
Allowance for portfolio loan losses to nonperforming loans	187.82%	162.98%	173.20%	187.82%	173.20%
Net charge-offs	$(0.1)	$0.2	$0.3	$0.1	$0.8
Net charge-offs to average outstanding portfolio loans	(0.04)%	0.14%	0.31%	0.05%	0.39%

The decline in the provision for portfolio loan losses in the second quarter of 2015 compared with the second quarter of 2014 reflected improving economic conditions in the Company's markets, which have led to a decline in net charge-offs over the past 12 months. The increase in the allowance for portfolio loan losses at June 30, 2015, from June 30, 2014, primarily reflected loan growth that was due to an approximately equal mix of organic growth and loan purchases, partially offset by principal amortization and increased prepayments of one- to four-family residential mortgages and home equity loans. Management believes the allowance for portfolio loan losses as of June 30, 2015, is sufficient to absorb losses in portfolio loans as of the end of the period. The decline in net charge-offs for the second quarter of 2015 compared with the second quarter of 2014 primarily reflected a decrease in charge-offs in one- to four-family residential loans, home equity loans and collateral-dependent commercial real estate property, which was partially offset by an increase in charge-offs related to manufactured home loans. The decline in net charge-offs for the first half of 2015 compared with the first half of 2014 primarily reflected a decrease in charge-offs in one- to four-family residential loans, home equity loans and collateral-dependent commercial real estate property.

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ACFC Reports Second Quarter Results

July 29, 2015

Net Interest Income	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
	(Dollars in millions)
Net interest income	$5.0	$4.4	$4.3	$9.4	$8.5
Net interest margin	2.81%	2.62%	2.59%	2.72%	2.51%
Yield on investment securities	2.10%	1.95%	1.98%	2.03%	2.03%
Yield on loans	4.87%	4.94%	5.53%	4.90%	5.67%
Total cost of funds	1.40%	1.56%	1.64%	1.48%	1.68%
Average cost of deposits	0.49%	0.49%	0.55%	0.49%	0.57%
Rates paid on borrowed funds	3.42%	4.04%	4.43%	3.70%	4.46%

The increase in net interest margin during the second quarter and first half of 2015 compared with the second quarter and first half of 2014 was primarily due to an increase in higher-margin interest-earning assets outstanding, as the Company has continued to redeploy excess liquidity to continue to grow its portfolio loans, loans held-for-sale, and warehouse loans held-for-investment. Additionally, the Company benefitted from an increase in noninterest-bearing deposits and the prepayment and restructuring of some of our high-cost FHLB advances during 2014, resulting in lower total cost of funds in the second quarter and first half of 2015 compared with the second quarter and first half of 2014. The Company believes net interest margin will continue to improve during the remainder of 2015 as a result of the prepayment and restructuring of some of its high-cost wholesale debt during the second quarter of 2015.

Noninterest Income / Noninterest Expense	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
	(Dollars in millions)
Noninterest income	$1.7	$1.8	$1.6	$3.4	$3.1
Noninterest expense	$11.3	$5.5	$5.3	$16.8	$10.2

The increase in noninterest income during the second quarter and first six months of 2015 compared with the same periods in 2014 primarily reflected higher gains on loans held-for-sale. The increase in noninterest expense during the second quarter and first six months of 2015 compared with comparable 2014 periods primarily reflected penalties associated with the prepayment of some of the Company's high-cost wholesale debt during the second quarter of 2015, as well as the full salary impact of employees that were added in various areas of the Company throughout 2014, including branch operations and lending, to enhance customer service and promote loan and deposit growth. The Company believes it is now appropriately staffed for its current business needs, however, the Bank may continue to add production employees to support its overall growth strategies.

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ACFC Reports Second Quarter Results

July 29, 2015

About the Company

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings bank. It is a community-oriented financial institution serving northeastern Florida and southeastern Georgia markets. Investors may obtain additional information about Atlantic Coast Financial Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Relations.

Forward-looking Statements

Statements in this press release that are not historical facts are forward-looking statements that reflect management's current expectations, assumptions and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally are identifiable by the use of forward-looking terminology such as "believe," "expects," "may," "will," "should," "plan," "intend," "on condition," "target," "estimates," "preliminary," or "anticipates" or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances or effects. Moreover, forward-looking statements in this release include, but are not limited to, those relating to: the ability to explore additional growth opportunities; expectations regarding reducing interest expense and increasing net income and net interest margin; the allowance for portfolio loan losses being sufficient to absorb losses in respect of portfolio loans; expectations regarding being adequately staffed for current business needs; and the ability to make further additions to current employee headcount as necessary. The Company's consolidated financial results and the forward-looking statements could be affected by many factors, including but not limited to: general economic trends and changes in interest rates; increased competition; changes in demand for financial services; the state of the banking industry generally; uncertainties associated with newly developed or acquired operations; and market disruptions. Further information relating to factors that may impact the Company's results and forward-looking statements are disclosed in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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ACFC Reports Second Quarter Results

July 29, 2015

ATLANTIC COAST FINANCIAL CORPORATION

Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Interest and dividend income:
Loans, including fees	$6,647	$6,115	$5,901	$12,762	$11,780
Securities and interest-earning deposits in other financial institutions	775	756	1,030	1,531	2,076
Total interest and dividend income	7,422	6,871	6,931	14,293	13,856

Interest expense:
Deposits	578	550	629	1,128	1,291
Securities sold under agreements to repurchase	722	818	827	1,540	1,802
Federal Home Loan Bank advances	1,137	1,083	1,148	2,220	2,279
Total interest expense	2,437	2,451	2,604	4,888	5,372

Net interest income	4,985	4,420	4,327	9,405	8,484
Provision for portfolio loan losses	190	197	350	387	800
Net interest income after provision for portfolio loan losses	4,795	4,223	3,977	9,018	7,684

Noninterest income:
Service charges and fees	660	636	680	1,296	1,317
Gain on sale of loans held-for-sale	350	499	269	849	493
Gain on sale of securities available-for-sale	--	(9)	7	(9)	7
Bank owned life insurance earnings	120	118	119	238	209
Interchange fees	408	395	388	803	761
Other	138	123	118	261	254
Noninterest income	1,676	1,762	1,581	3,438	3,041

Noninterest expense:
Compensation and benefits	3,133	2,916	2,633	6,049	4,920
Occupancy and equipment	538	514	492	1,052	983
FDIC insurance premiums	154	195	358	349	742
Foreclosed assets, net	102	--	13	102	19
Data processing	472	395	365	867	658
Outside professional services	554	532	405	1,086	788
Collection expense and repossessed asset losses	105	119	130	224	294
Securities sold under agreements to repurchase and Federal Home Loan Bank advances prepayment penalties	5,188	--	--	5,188	--
Other	1,040	870	892	1,910	1,797
Noninterest expense	11,286	5,541	5,288	16,827	10,201

Income (loss) before income tax expense	(4,815)	444	270	(4,371)	524
Income tax (benefit) expense	(10,440)	48	45	(10,392)	93
Net income (loss)	$5,625	$396	$225	$6,021	$431

Net income (loss) per basic and diluted share	$0.36	$0.03	$0.02	$0.39	$0.03

Basic and diluted weighted average shares outstanding	15,398	15,398	15,392	15,398	15,391

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ACFC Reports Second Quarter Results

July 29, 2015

ATLANTIC COAST FINANCIAL CORPORATION

Balance Sheets (Unaudited)

(Dollars in thousands)

	June 30, 2015	Dec. 31, 2014	June 30, 2014
ASSETS
Cash and due from financial institutions	$17,379	$2,974	$4,419
Short-term interest-earning deposits	21,166	19,424	28,292
Total cash and cash equivalents	38,545	22,398	32,711
Investment securities:
Securities available-for-sale	110,285	118,699	179,552
Securities held-to-maturity	17,054	17,919	18,733
Total investment securities	127,339	136,618	198,285
Portfolio loans, net of allowance of $7,400, $7,107 and $6,985, respectively	475,455	446,870	405,334
Other loans:
Loans held-for-sale	12,685	7,219	4,989
Warehouse loans held-for-investment	95,205	33,972	22,306
Total other loans	107,890	41,191	27,295

Federal Home Loan Bank stock, at cost	9,999	6,257	6,287
Land, premises and equipment, net	14,746	14,505	14,292
Bank owned life insurance	16,827	16,590	16,353
Other real estate owned	3,886	3,908	5,418
Accrued interest receivable	1,959	1,924	1,951
Deferred tax assets, net	10,539	--	--
Other assets	3,242	16,237	2,162
Total assets	$810,427	$706,498	$710,088

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing demand	$47,907	$41,283	$42,055
Interest-bearing demand	64,027	65,718	67,606
Savings and money markets	178,300	171,657	168,774
Time	210,861	162,122	165,511
Total deposits	501,095	440,780	443,946
Securities sold under agreements to purchase	10,000	66,300	66,300
Federal Home Loan Bank advances	217,371	123,667	125,000
Accrued expenses and other liabilities	3,881	3,415	4,475
Total liabilities	732,347	634,162	639,721

Common stock, additional paid-in capital, retained deficit, and other equity	80,379	74,345	73,426
Accumulated other comprehensive income (loss)	(2,299)	(2,009)	(3,059)
Total stockholders' equity	78,080	72,336	70,367
Total liabilities and stockholders' equity	$810,427	$706,498	$710,088

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ACFC Reports Second Quarter Results

July 29, 2015

ATLANTIC COAST FINANCIAL CORPORATION

Selected Consolidated Financial Ratios and Other Data (Unaudited)

(Dollars in thousands)

	At and for the Three Months Ended June 30,		At and for the Six Months Ended June 30,
	2015	2014	2015	2014
Interest rate
Net interest spread	2.68%	2.40%	2.52%	2.30%
Net interest margin	2.81%	2.59%	2.72%	2.51%

Average balances
Portfolio loans receivable, net	$473,693	$400,542	$461,247	$390,479
Total interest-earning assets	709,441	668,099	692,685	684,993
Total assets	766,316	706,426	738,368	713,335
Deposits	470,945	453,796	457,833	456,341
Total interest-bearing liabilities	639,961	590,312	613,902	599,285
Total liabilities	691,522	636,480	663,954	644,494
Stockholders' equity	74,794	69,946	74,414	68,841

Performance ratios (annualized)
Return on average total assets	2.94%	0.13%	1.63%	0.12%
Return on average stockholders' equity	30.08%	1.29%	16.18%	1.25%
Ratio of operating expenses to average total assets	5.89%	2.99%	4.56%	2.86%

Credit and liquidity ratios
Nonperforming loans	$3,940	$4,033	$3,940	$4,033
Foreclosed assets	3,886	5,418	3,886	5,418
Impaired loans	36,256	37,642	36,256	37,642
Nonperforming assets to total assets	0.97%	1.33%	0.97%	1.33%
Nonperforming loans to total portfolio loans	0.82%	0.98%	0.82%	0.98%
Allowance for loan losses to nonperforming loans	187.82%	173.20%	187.82%	173.20%
Allowance for loan losses to total portfolio loans	1.53%	1.69%	1.53%	1.69%
Net charge-offs to average outstanding portfolio loans (annualized)	(0.04)%	0.31%	0.05%	0.39%
Ratio of gross portfolio loans to total deposits	96.36%	92.88%	96.36%	92.88%

Capital ratios
Tangible stockholders' equity to tangible assets*	9.63%	9.91%	9.63%	9.91%
Average stockholders' equity to average total assets	9.76%	9.90%	10.08%	9.65%

Other Data
Tangible book value per share*	$5.03	$4.54	$5.03	$4.54
Stock price per share	4.45	4.06	4.45	4.06
Stock price per share to tangible book value per share*	88.39%	89.48%	88.39%	89.48%

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* Non-GAAP financial measure. Because the Company does not currently have any intangible assets, tangible stockholders' equity is equal to stockholders' equity, tangible assets is equal to assets, and tangible book value is equal to book value. Accordingly, no reconciliations are required for these measures.

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